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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                  March 4, 2004

                            First Citizens Banc Corp
                            ------------------------
             (Exact name of Registrant as specified in its charter)


           Ohio                          0-25980                 34-1558688
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  (State or other jurisdiction   (Commission File Number)       (IRS Employer
of incorporation or organization)                            Identification No.)


           100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870
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                    (Address of principle executive offices)

       Registrant's telephone number, including area code: (419) 625-4121

                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

                          Date of report: March 4, 2004
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ITEM 5.   OTHER EVENTS

                            FIRST CITIZENS BANC CORP
                                AGREES TO ACQUIRE
                            FNB FINANCIAL CORPORATION

March 4, 2004 (Sandusky, Ohio; Nasdaq: FCZA) First Citizens Banc Corp announced today the execution of a definitive agreement to acquire FNB Financial Corporation, a $215 million bank holding company headquartered in Shelby, Ohio. The transaction includes a mixture of cash and stock with a total value of approximately $35.5 million based on First Citizens' closing price on March 3, 2004. The acquisition is expected to be completed in the fourth quarter of 2004.

Under the terms of the agreement, FNB Financial Corporation shareholders will be able to elect to receive 2.62 shares of First Citizens common shares, $72.00 in cash or a combination of 60% stock and 40% cash, subject to an overall limitation. The maximum number of First Citizens common shares that will be issued is 786,000 and the maximum cash consideration will be $14.4 million.

The combined financial institution would rank as the 15th largest bank in Ohio, with total assets of $860 million, total deposits of approximately $700 million, shareholders' equity of approximately $91 million and a market capitalization of $156 million. Banking business will be conducted in its 24 banking centers throughout Erie, Huron, Crawford, Richland, Huron, Marion, Ottawa and Union counties.

It is anticipated that following the merger of FNB Financial Corporation with and into First Citizens, FNB Financial Corporation's bank subsidiary, First National Bank of Shelby, will be merged into The Farmers State Bank, a wholly owned subsidiary of First Citizens, to create a $330 million commercial bank serving primarily the Richland and Crawford county markets.




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David A. Voight, President and Chief Executive Officer of First Citizens, stated
that "FNB Financial Corporation represents a strategic opportunity to expand our banking franchise in North Central Ohio, and we are extremely pleased to have them join us. The partnership among our two companies complements our existing market area and will enable us to realize important synergies in our retail, commercial and fee-based businesses. With our continued focus on community banking, we plan to provide products and services that are similar to those of First National Bank, and are designed to meet the needs of our new Shelby area customers."

J. George Williams, Chairman of the Board of FNB Financial stated, "We are extremely excited about our partnership with First Citizens and delighted to become part of the First Citizens family. We believe that our similar business philosophies with regard to quality customer service and addressing the local community needs will enable this partnership to serve the local customer banking needs. I am confident that the shareholders will benefit tremendously by this affiliation with one of the truly exceptional community banking franchises in the Midwest."

In connection with the agreement, First Citizens and FNB Financial have entered into an Administrative Services Agreement, whereby First Citizens will provide certain administrative and operational services to First National Bank until the closing of the transaction. These services will include oversight in lending, operations, and administration. The services to be provided by First Citizens are advisory in nature and all First Citizens' recommendations will be subject to the final approval of First National Bank and its board of directors.

The merger, which is to be accounted for as a purchase transaction, is expected to be accretive to earnings per share in the first full year of operations. FNB Financial has agreed to pay to First Citizens a $1.5 million break-up fee upon the occurrence of certain events. The definitive agreement, which was approved by the respective boards of directors of First Citizens and FNB Financial, is subject to approval by regulatory authorities and by


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FNB Financial shareholders. First Citizens Banc Corp is a diversified financial services holding company headquartered in Sandusky, Ohio. The Company's banking affiliates include The Citizens Banking Company (Sandusky, Ohio) and Farmers State Bank (New Washington, Ohio). The Company's financial services affiliates include Mr. Money Finance Company, SCC Resources, Inc., R.A. Reynolds Appraisal Service, Inc., First Citizens Insurance Agency, Inc., First Citizens Title Insurance Agency and Water Street Properties.

The information contained in this press release contains forward-looking statements regarding expected future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Citizens Banc Corp

 /s/ James O. Miller                             March 4, 2004
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James O. Miller                                  Date
Executive Vice President